Aston Funds

EXHIBIT TO ITEM 77K

Changes In Registrant's Certifying Accountant


On April 1, 2008, Ernst & Young LLP ("E&Y") resigned as the independent auditors for the Aston/ABN AMRO Investor Money
Market Fund, ABN AMRO Government Money Market Fund, ABN
AMRO Institutional Prime Money Market Fund, ABN AMRO Money
Market Fund, ABN AMRO Tax-Exempt Money Market Fund and ABN
AMRO Treasury Money Market Fund (each a "Money Market Fund" and collectively, the "Money Market Funds") of the Aston
Funds (the "Trust") for the fiscal year ended October 31, 2008. E&Y continues to serve as the independent auditors for the non-money market funds of the Trust. E&Y's audit reports on each Money Market Fund's financial statements for the fiscal years ended October 31, 2007 and October 31, 2006 contained no adverse opinion or disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, audit scope or accounting principles. During each Money Market Fund's fiscal years ended October 31,
2007 and October 31, 2006 and the interim period commencing
November 1, 2007 and ended April 1, 2008, (i) there were no disagreements between the Money Market Funds and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years, and
(ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust's audit committee is in the process of selecting a new independent auditor for the Money Market Funds.

The Money Market Funds provided E&Y with a copy of these disclosures and have requested E&Y to furnish the Money
Market Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Money Market Funds herein and, if not, stating the respects in which it does not agree. A copy of such letter is filed as an exhibit to this Form N-SAR.